Exhibit 12-B


              Chrysler Corporation and Consolidated Subsidiaries
             Computations of Ratios of Earnings to Fixed Charges
                  and Preferred Stock Dividend Requirements
                            (dollars in millions)


                                          Three Months Ended
                                               March 31,
                                          ------------------
                                          1998      1997
                                          ------   ------
Net earnings before extraordinary
 item                                      $1,052   $1,029
 Add back:
  Taxes on income                             620      675
  Fixed charges                               355      328
  Amortization of previously capitalized
   interest                                    28       28
 Deduct:
  Capitalized interest                         40       48
  Undistributed earnings from less
   than fifty percent owned affiliates         --        2
                                           ------   ------
Earnings available for fixed
 charges                                   $2,015   $2,010
                                           ======   ======

Fixed charges:
 Interest expense                          $  278   $  234
 Capitalized interest                          40       48
 Credit line commitment fees                    2        2
 Interest portion of rent expense              35       44
                                           ------   ------
Total fixed charges                        $  355   $  328
                                           ======   ======

Ratio of earnings to fixed charges           5.68     6.13
                                           ======   ======
Preferred stock dividend
 requirements                                  --        1
                                           ======   ======
Ratio of earnings to fixed charges
 and preferred stock dividend
 requirements                                5.68     6.11
                                           ======   ======

The ratio of earnings to fixed charges is computed by dividing earnings available for fixed charges by total fixed charges. The ratio of earnings to fixed charges and preferred stock dividend requirements is computed by dividing earnings for fixed charges by the sum of total fixed charges and preferred stock dividend requirements.